Exhibit 10.25
[Prestige Brands, Inc. Letterhead]

Mark Pettie
Chairman and CEO

         July 17, 2007

Dr. Eric Millar
31 Landing Drive
Dobbs Ferry, New York  10522

Dear Eric:

I refer to Peter Mann’s letter of January 18, 2007 confirming an offer to you related to your possible retirement from the Company.

The purpose of this letter is, as a matter of mutual convenience, to extend that offer from its current expiration of July 17, 2007 until August 31, 2007. Other than the extension of the expiration of the offer, all other terms of the letter of January 18, 2007 remain in effect. If you should decide to accept the following offer, upon your signature and pursuant to the terms set forth below, this offer shall become a binding agreement between you and the Company.

Very truly yours,

/s/Mark Pettie
Mark Pettie
Agreed to and accepted:

/s/Eric M. Millar
Dr. Eric Millar
July 17, 2007

90 North Broadway     Irvington, New York  10533
phone: (914) 524-6882     fax:  (914) 524-7401    email: mpettie@prestigebrandsinc.com

[Prestige Brands, Inc. Letterhead]

Stephen R. O’Brien
Vice President, Human Resources

August 30, 2007

Mr. Eric Millar
Office

Dear Eric;

As discussed today, Prestige Brands will honor your request to delay receiving your severance benefits until April 1, 2008. In addition, Prestige Brands agrees to keep you and your spouse on our Medical and Dental Insurance plans from October 1, 2007 to March 31, 2008.  In order to accommodate this request you agree to pay Prestige Brands 100% of the cost of these programs for this six month period. The monthly cost for your current Medical and Dental Insurance coverage will be $1,214.51.

This six month delay in receiving your severance benefits does not impact any part of your severance agreement with the company nor impact your future COBRA rights. With this change, your Medical and Dental insurance coverage referenced in your severance agreement will begin on April 1, 2008 and end as of March 31, 2009.

Sincerely,

/s/Stephen R. O’Brien

Cc:           Lynda Yazzolino

/s/Eric M. Millar                    8/30/2007
Eric Millar                                                                Date

90 North Broadway     Irvington, New York  10533
phone: (914) 524-6882     fax:  (914) 524-7401    email: mpettie@prestigebrandsinc.com

[Prestige Brands, Inc. Letterhead]

Peter C. Mann
Chairman and CEO

January 18, 2007

Dr. Eric Millar                                                                                                                                                                 CONFIDENTIAL
31 Landing Drive
Dobbs Ferry, New York  10522

Dear Dr. Millar:

The purpose of this letter is to confirm the terms of an offer to you that has been authorized by the Boards of Directors of Prestige Brands Holdings, Inc., and Prestige Brands, Inc. (collectively, “Prestige” or “Company”). After you have read this offer, the Board suggests that you obtain counsel to review the terms of this offer and then discuss the matter with your spouse prior to formally responding.  It is the intention of the Company that this offer be irrevocable for a period of six months, or until July 17, 2007.  If you should decide to accept the following offer, upon your signature and pursuant to the terms set forth below, this offer shall become a binding Agreement between you and the Company (hereinafter, the “Agreement”).

This offer is in recognition of the unique and valuable contribution made by you to the public company that Prestige has become and your willingness to cooperate in transitioning your responsibilities to your successor.

As you know, to date, your employment with Prestige has been governed by an Amended and Restated Senior Management Agreement (“SMA”) dated February 4, 2005. From time to time, you may be referred to as “you” or “Employee” in the following offer.

The components of the offer, which will become the Agreement in the event that you accept it, are as follows:

1.
Incorporation by Reference.  Except as modified by the terms of this Agreement, Sections 1, 2, 3, 5, 6, 7(b), 8, 9, 10, 11, and 12 (but not Section 12(g) thereof, concerning choice of law) of the Amended and Restated Senior Management Agreement between and among Prestige International Holdings, LLC; Prestige Brands Holdings, Inc.; Prestige Brands, Inc.; and Eric Millar, dated February 4, 2005 (the “SMA”), as they may heretofore from time to time have been amended by the Board of Directors of the Company and the Compensation Committee thereof, are reaffirmed and are incorporated herein by reference.

90 North Broadway     Irvington, New York  10533
phone: (914) 524-6801     fax:  (914) 524-6802    email: pmann@prestigebrandsinc.com

2.
Work at Home. Effective on a date to be chosen by the Company, but in any event prior to September 30, 2007, you will resign as an officer of Prestige by means of a written instrument that is substantially similar to the model letter of resignation that is annexed hereto as Exhibit A. Once you accept this offer and execute this Agreement, the Company will thereafter set your resignation date (the “Resignation Date”) which will be prior to September 30, 2007. Prior to the Resignation Date your efforts will be primarily in the area of transitioning your responsibilities to your replacement. For a period of 1 year following your resignation date you will become a “Work At Home” employee with no specific daily responsibilities that would require your presence at Prestige’s offices for a period of one year. During this “Work At Home” period, you will be called upon from time to time to provide advice, information or guidance to Prestige, but only with ample advance notice and response time built in. You may be invited to come to the Prestige offices, from time to time, at the Company’s initiation. Notwithstanding the foregoing, you will be under no obligation to travel or provide services according to a predetermined schedule. All company property, including but not limited to your blackberry, your mobile phone, company files and other property will be returned to the Company prior to the “Work At Home” period. Notwithstanding the foregoing, you will have the option of purchasing your laptop at its net book value at the commencement of your “Work At Home” period.

3.
Salary Continuation.  After your resignation as an officer of the Company your current salary and benefits, including bonus eligibility, will continue. During the year beginning on April 1, 2007 and continuing through the Work At Home period, your annual salary rate shall be $213,000 and shall be paid twice monthly, consistent with the Company’s normal payroll practices. During the “Work At Home” period, your health, dental, death and disability insurance benefits shall continue; but your 401(k), vacation and cafeteria plans will not continue. Your salary shall be paid notwithstanding any consulting or other non-company employment you may choose to undertake, so long as you are not in breach of the terms set forth in this offer. Notwithstanding the foregoing, to the extent that the salary payments required by this Section 3 may be deemed part of a nonqualified deferred compensation  plan described in Section 409A of the Internal Revenue Code (the “Code”), see 26 U.S.C. § 409A (2006), those payments may be deferred as may be required to avoid adverse tax consequences to the Employee; if any such deferral is made, however, the payment of all accrued unpaid salary shall be made in one lump sum not more than two weeks after the earliest date permitted for that purpose by Section 409A(a)(2)(B)(i) of the Code; and all further payments shall be made bi-weekly, consistent with the Company’s normal payroll practices.

4.
Continued Vesting of Carried Shares.  For the balance of the fiscal year ending March 31, 2007, during the fiscal year beginning April 1, 2007 and during the “Work At Home” period, the Carried Shares (as defined in the SMA) held by you will continue to vest pursuant to the time schedule set forth in Section 2 of the SMA. Provided that you are not in breach of this Agreement on the last day of the “Work At Home” period, any remaining Unvested Carried Shares shall be repurchased by the Company on the last day of said period pursuant to Section 3 of the SMA. Your sale of any Vested Carried or Co-invest shares will continue to be subject to the terms and conditions set forth in Sections 5 and 6 of the SMA.

5.
Bonus Eligibility.  During the fiscal year ending on March 31, 2007, you will be eligible for an annual bonus, as determined by the Compensation Committee and the Board of Directors and also subject to the performance of the Company against the established bonus objectives. You will not be eligible to receive a bonus for the fiscal year beginning on April 1, 2007. Notwithstanding the foregoing, on or about May 1, 2008, you will receive a payment equivalent to the greater of (i) the bonus paid to you for the fiscal year ending on March 31, 2007 (if any), or (ii) a target bonus of 45% of your entire day-to-day salary set forth in Section 3 of this Agreement.

6.
Vacation.  Any accrued but unused vacation time for calendar years 2006 and 2007 will be paid to you, subject to applicable withholdings, promptly after beginning your “Work At Home” period. You will not accrue vacation during your “Work At Home” period.

7.
Accelerated Vesting.  Effective immediately and throughout the term of this Agreement, if there should be a Sale of the Company (defined at Section 10 of the SMA) or if you should you die or become disabled, all of your Carried Shares shall become fully vested immediately upon the closing of the Sale of the Company or upon your death or the commencement of your disability.

8.
Non-Disparagement. Effective immediately, and throughout the term of this Agreement, you agree not to disparage, criticize, defame, or make critical comment regarding Prestige or any of the directors, officers, or employees of Prestige in any writing, statement, or other written or oral communication. During the same period of time, the Company and its directors, officers and employees agree not to disparage, criticize, defame or make critical comment regarding you in any writing, statement, or other written or oral communication.

9.
Confidentiality.  You agree to maintain confidentiality of all non-public, trade secret or commercially sensitive information that has been revealed to you during the course of your employment, whether such information was first obtained during your “Work At Home” period or at any time prior thereto. You agree that you will not disclose to any third parties, directly or indirectly (except to the extent required by law, or if requested by the Company), any such confidential or proprietary information (a) which has not been disclosed publicly by the Company, (b) which is otherwise not a matter of public knowledge or your personal knowledge from sources unrelated to the Company, or (c) which is a matter of public knowledge but you know that such information became a matter of public knowledge through an unauthorized disclosure. You further agree to treat this Agreement as confidential and will disclose its terms to no one other than your family members and your personal legal and financial advisors, with the understanding that such disclosures will be treated as confidential. Notwithstanding the foregoing, you will be permitted to disclose that this Agreement imposes upon you the duties set forth in Sections 8, 9 and 14 hereof.

10.
Agreed Communication.  You and Prestige mutually agree and consent to the text of the communication attached hereto as Exhibit A, which may not and shall not be used for any purposes prior to the date upon which Employee resigns as an officer of the Company.

11.
Termination of Employment. One year from your Resignation Date, your employment with Prestige shall cease altogether. As of that date, you will be afforded all customary and usual termination benefits, including but not limited to the option to purchase COBRA health insurance. In the event that any compensation to be paid to Employee pursuant to the terms of Section 3 above is deemed to be a part of a nonqualified deferred compensation plan under Section 409A of the Code, and if such treatment for tax purposes causes Employee to become ineligible for COBRA benefits for anything less than the full term of such benefits to which he would otherwise be entitled, then the Company shall continue to provide full health benefits to Employee, at the Company’s sole expense, for eighteen months.

12.
Release of Claims. As a condition precedent to this Agreement, you agree to execute a release in the form of Exhibit C hereto. You further acknowledge by your initials appearing at the end of this Section 12 that Prestige has encouraged you to obtain counsel and to review this Agreement prior to execution. /s/EMM

13.
Restriction on Sale of Restricted Stock.  You acknowledge that you have been advised of the possibility that the Company will participate in a registered offering of the Company’s common stock (the “Offering”).  In the event that such a registered offering is consummated, and as a condition of this Agreement, you agree that you will limit your participation in said offering to not more than the lesser of (a) the sum of the number of Vested Shares and Co-Invest Common Shares that you own on the date that such offering is consummated, or (b) twenty-five percent (25%) of the total number of Common Shares that you own on the date that such offering is consummated. Notwithstanding anything to the contrary herein or in the SMA, including Section 5(b) thereof, you will retain the right to Transfer, at any future date, the difference between the number of shares (i) that, but for the limitations set forth in the immediately preceding sentence, you would otherwise be entitled to sell and (ii) the amount that you actually do sell, provided that you may Transfer up to that entire difference in a single transaction or a series of transactions, occurring either on a single date or on several dates, at your sole election. Otherwise, the sale restrictions imposed by the SMA will remain in full force and effect. You also agree to cooperate in this or other similar Company activities, as requested, to the extent that it is reasonably possible to do so.

14.
Non-Compete. So long as the Company is not in breach of its obligations under this Agreement and the release that is annexed hereto as Exhibit C, during the two-year period beginning on your Resignation Date, you agree not to compete with the Company in the areas of: (a) OTC cryogenic wart treatment products, (b) Devices for treatment or management of bruxism, (c) Liquid OTC sore throat treatment products and lozenges, (d) Inter-proximal devices, (e) Copper scrubbers, (f) powdered cleansers and (g) pediatric OTC medicinal products, except with the express written consent of the Company (which consent shall not be unreasonably withheld).

15.
Lawful Process.  Nothing set forth herein shall preclude you from responding to any subpoena or other lawful process or order, nor shall anything herein preclude you from discussing the terms of this Agreement or the release that is annexed hereto as Exhibit C with your spouse, your attorney, your tax advisor, or your accountant. You may also disclose the terms of this Agreement as necessary to enforce your rights under this Agreement.

16.
Death.  In the event of your death or disability, all amounts payable to you hereunder shall be paid to your estate or, if you are still living, to you, as though you had fully performed all of your obligations hereunder through October 1, 2008.

17.
Indemnity. The Company agrees to indemnify, defend and hold you harmless against any judgments, expenses, costs, attorneys’ fees, fines, or other amounts that you may incur for liabilities that arise out of any proceedings, class action suits, lawsuits, mediations, arbitrations, depositions, or litigation of any kind or nature whatsoever, now pending or that may later be brought or threatened against you by reason of the fact that you were an employee of the Company, in accordance with the

Company’s indemnification provisions existing on the date of execution of this Agreement. These rights are in addition to any other rights that you may have under the Company’s bylaws, the laws of the State of New York, the Delaware General Corporation Law, and any other applicable laws or regulations.

18.
No Future Long Term Incentive Awards. In consideration of the benefits conferred herein, you acknowledge that you will receive no additional Long Term Incentive Awards, either in calendar year 2007 or 2008, or at any time subsequent thereto.

19.	Attorney’s Fees. The Company will reimburse any reasonable attorney’s fees incurred by you in connection with the review and negotiation of this document in an amount not to exceed $2,500.

20.	Amendment and Waiver. Nothing in this Agreement abrogates or otherwise amends Section 12(k) of the SMA.

If the terms of this offer are acceptable to you, please supply the appropriate date and then execute this offer in the presence of a witness, who must also sign this offer. Then return two copies of the signed offer to us so that it may be countersigned by Peter C. Mann. Upon Mr. Mann’s signature, this offer will become the Agreement retroactive to the date on which you executed it.

Agreed to and accepted this 16th day of January, 2007.

/s/Eric M. Millar August 30, 2007	/s/Peter C. Mann
Eric Millar	By: Peter C. Mann
Chief Executive Officer of the Company

/s/Stephen R. O’Brien
Witness